Exhibit 99.2

Email to Service Providers

Colleagues,

Earlier today, we announced that DICE Therapeutics has entered into a definitive agreement to be acquired by Eli Lilly and Company. Below is the email Kevin sent to employees announcing this news.

As a key member of the DICE team, we wanted to confirm that our work at DICE continues as usual. Between the signing and closing, DICE Therapeutics and Lilly remain separate independent companies. We currently anticipate that the tender offer and acquisition will be completed in the third quarter of 2023. We will be in touch with further information as details about the integration are finalized.

For additional information, you can consult the FAQs we’ll be posting on our intranet, The Wave. If you have additional questions, please feel free to contact me.

Thank you for your continued commitment to DICE.

Best,

Mary

*****************

Dear All,

Just a few minutes ago, we announced that DICE Therapeutics has entered into a definitive agreement to be acquired by Eli Lilly and Company. This is an exciting day for us, and a recognition of almost a decade of hard, creative work by our team.

I’m sure you will all have questions about this, and we have scheduled an All-Employees Meeting at 9:30am in the lunch room (and by Zoom) to discuss it further. In the meantime, I can lay out some of the background for you here.

The sale to Lilly was carefully considered by the DICE leadership team and our Board of Directors. We have known for some time that, in order to make our remarkable compounds available to the largest number of patients, as quickly as possible, we would need access to greatly expanded resources, a huge team, and a global footprint. Lilly brings all of those, and more. They also bring significant expertise in the immunology space and have a track record of developing innovative medicines that is among the best in our industry.

In addition, they are good people. We have gotten to know the team at Lilly, and those discussions have been uniformly friendly, collaborative, and productive. Their team reminds me of ours, and I think you all know what high praise that is coming from me.

Thursday, senior members of the Lilly team will be visiting DICE. I know they are looking forward to meeting you and to speaking to our group, so there will be another AEM scheduled for that event. To give you an idea of their level of commitment, the Lilly team visiting us will include, among others, Ajay Nirula - Sr. Vice President-Immunology; Utpal Singh - Sr. Vice President-Discovery Chemistry; Paul Klekotka - VP-Clinical Research, along with key members of the Lilly integration team.

On a personal note, this is an emotional day for me. As with all startups, DICE has been through a number of twists and turns since we began back in 2013 in Redwood City, with six people working in a lab the size of our Nazare conference room. I am honored and humbled that all of you have joined us along the way, and poured so much energy and skill into getting us to this point. To see that all recognized in this manner by Lilly, by a group that I hold in such high regard, is moving.

Details of the integration plan still need to be fleshed out, and we will communicate with you as we learn them. For now, I ask for your patience and continued hard work. It’s important that we continue the clinical work on DC-806 and DC-853 as well as our non-clinical efforts on other targets in the DICE pipeline.

Look forward to seeing everyone soon at the AEM. And congratulations to you all, this is a tremendous recognition of your work!

KJ

Cautionary Notice Regarding Forward-Looking Statements

This communication contains “forward-looking statements” relating to the proposed acquisition of DICE Therapeutics, Inc. (“DICE”) by Eli Lilly and Company. Such forward-looking statements include, but are not limited to, the ability of DICE and Eli Lilly and Company to complete the transactions contemplated by the Agreement and Plan of Merger, dated June 18, 2023, between Eli Lilly and Company, the Durning Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Eli Lilly and Company (“Merger Sub”) and DICE (the “Merger Agreement”), including the parties’ ability to satisfy the conditions to the consummation of the tender offer (the “offer”) contemplated thereby and the other conditions set forth in the Merger Agreement, statements about the expected timetable for completing the transaction, DICE and Eli Lilly and Company’s beliefs and expectations and statements about the benefits sought to be achieved by Eli Lilly and Company’s proposed acquisition of DICE, the potential effects of the acquisition on both DICE and Eli Lilly and Company, and the possibility of any termination of the Merger Agreement. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should”, “predict”, “goal”, “strategy”, “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. DICE has based these forward-looking statements on current expectations and projections about future events and trends that it believes may affect the financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs of DICE, but there can be no guarantee that such expectations and projections will prove accurate in the future.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of DICE’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the offer contemplated thereby may not be satisfied or waived; the effects of disruption from the transactions contemplated by the Merger Agreement on DICE’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; and the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability. Moreover, DICE operates in a very competitive and rapidly changing environment, and new risks emerge from time to time. Although DICE believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future events, results, actions, levels of activity, performance or achievements, business and market conditions, the timing and results of any developments and whether the conditions to the closing of the proposed acquisition are satisfied on the expected timetable or at all. Additional factors that may affect the future results of Eli Lilly and Company and DICE are set forth in their respective filings with the SEC, including in each of Eli Lilly and Company’s and DICE’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov. The risks described in this communication and in Eli Lilly and Company’s and DICE’s filings with the SEC should be carefully reviewed. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. Eli Lilly and Company and DICE undertake no obligation to publicly release any revisions to the forward-looking statements after the date hereof to conform these statements to actual results or revised expectations.

Additional Information about the Acquisition and Where to Find It

The offer referenced in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Eli Lilly and Company and Merger Sub will file with the SEC upon commencement of the offer. A solicitation and offer to buy outstanding shares of DICE will only be made pursuant to the tender offer materials that Eli Lilly and Company and Merger Sub intend to file with the SEC. At the time the offer is commenced, Eli Lilly and Company and Merger Sub will file with the SEC tender offer materials on Schedule TO, and DICE will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF DICE ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF DICE SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE OFFER. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of DICE at no expense to them at Eli Lilly and Company’s website at investor.lilly.com and (once they become available) will be mailed to the stockholders of DICE free of charge. Copies of the documents filed with the SEC by DICE will be available free of charge on DICE’s website, investors.dicetherapeutics.com, or by contacting DICE’s investor relations department at investors@dicetx.com. The information contained in, or that can be accessed through, Eli Lilly and Company’s website and DICE’s website is not a part of, or incorporated by reference herein. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Eli Lilly and Company and DICE file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Eli Lilly and Company and DICE with the SEC for free on the SEC’s website at www.sec.gov.